CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Floating-Rate Medium-Term Notes, Series D Due April 23, 2009	$25,000,000	$767.50

(1)	Excludes accrued interest, if any.
(2)	A filing fee of $767.50, calculated in accordance with Rule 457(r), has been transmitted to the U.S. Securities and Exchange Commission in connection with the securities offered by means of this pricing supplement.

Filed pursuant to Rule 424(b)(3)
Registration No.	333-132469
333-132469-01
333-132469-02

Pricing Supplement No. 12, dated April 23, 2007,

to the Prospectus, dated March 16, 2006, and

the Prospectus Supplement, dated March 16, 2006.

$25,000,000

PRUDENTIAL FINANCIAL, INC.

FLOATING-RATE MEDIUM-TERM NOTES, SERIES D

DUE APRIL 23, 2009

The note being purchased has the following terms:

UNDERWRITERS AND PRINCIPAL AMOUNT:

Prudential Investment Management Services LLC	$25,000,000

STATED MATURITY: April 23, 2009

SPECIFIED CURRENCY: U.S. dollars

principal: U.S. dollars

interest: U.S. dollars

exchange rate agent: Not applicable

ORIGINAL ISSUE DATE: April 23, 2007

ORIGINAL ISSUE PRICE: 100%

UNDERWRITERS’ COMMISSION: None

NET PROCEEDS TO PRUDENTIAL FINANCIAL: 100% or $25,000,000

AMORTIZING NOTE: Not applicable

ORIGINAL ISSUE DISCOUNT NOTE: Not applicable

EXTENDIBLE NOTE: Not applicable

FORM OF NOTE:

master global form only: Yes

non-global form available:

CUSIP No. 74432QAW5

REDEMPTION AND REPAYMENT: Not applicable

INTEREST RATE IS FIXED: No

INTEREST RATE IS FLOATING: Yes

Base Rate: Three-month LIBOR

Base Rate Source: LIBOR Bloomberg

Initial Interest Rate: 5.385%

Spread, if any: 0.03%

Spread Multiplier, if any: Not applicable

Rate Determination: N-2

Interest Reset Date(s): Quarterly on each January 23, April 23, July 23 and October 23 of each year commencing July 23, 2007 and ending on the stated maturity date

Interest Payment Date(s): Quarterly on each January 23, April 23, July 23 and October 23 of each year commencing July 23, 2007 and ending on the stated maturity date

Index Maturity: Three months

Maximum Interest Rate, if any: Not applicable

Minimum Interest Rate, if any: Not applicable

REPORTS AND EVENTS OF DEFAULT:

The indenture, to the extent relating to the notes offered hereunder, certain notes previously issued under the indenture and all future series of securities under the indenture, provides that any documents or reports that Prudential Financial, Inc., or Prudential Financial, may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended, will be filed with the trustee within 15 days after Prudential Financial has filed those documents or reports with the SEC. Under the Trust Indenture Act of 1939, as amended, Prudential Financial may have a separate obligation to file with the trustee documents or reports it is required to file with the SEC. Prudential Financial’s failure to comply with either filing obligation is not an event that will result in an event of default under the indenture. Accordingly, acceleration of Prudential Financial’s obligations under the notes offered hereunder will not be a remedy for its failure to file those documents or reports with the trustee, and you may have no remedy for the failure other than an action in damages. For certain other outstanding series of notes of Prudential Financial, acceleration is a remedy, upon appropriate notice and passage of time, for the holders of those securities for Prudential Financial’s failure to file documents or reports with the trustee.

DEFEASANCE APPLIES AS FOLLOWS:

full defeasance—i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor: Yes covenant defeasance—i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor: Yes

Supplemental Plan of Distribution

Prudential Investment Management Services LLC is an affiliate of Prudential Financial, Inc., or Prudential Financial, within the meaning of Rule 2720(b)(1) of the Conduct Rules of the National Association of Securities Dealers, Inc., or NASD. Rule 2720 of the Conduct Rules of the NASD imposes certain requirements when an NASD member, such as Prudential Investment Management Services LLC, distributes an affiliated company’s securities. Prudential Investment Management LLC has advised Prudential Financial that this offering will comply with the applicable requirements of Rule 2720. Prudential Investment Management Services LLC will not confirm initial sales to accounts over which it exercises discretionary authority without the prior written approval of the customer.

Prudential Financial estimates that the total offering expenses will be approximately $5,000.

PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC